NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS
Strong Operating Performance Delivered

•	Revenues of $405.5 million, down 1.0% as growth in Mortgage Origination Services (MOS) and Data and Analytics (D&A) was offset by lower Asset Management and Processing Solutions (AMPS) volumes.

•	Operating income from continuing operations up 17.3% to $72.0 million reflecting the benefits of favorable revenue mix, cost reduction programs and lower TTI-related costs.

•	Net income from continuing operations of $50.0 million, up 38.3%. Diluted EPS from continuing operations up 48.6% to $0.52 per share. Adjusted EPS up 6.7% to $0.48.

•	Adjusted EBITDA of $118.4 million; adjusted EBITDA margin of 29.2%.

•	Repurchased 2.1 million common shares bringing year-to-date total to 5 million.

•	Company launches program to reduce costs in 2014 by $25 million.

Irvine, Calif., October 23, 2013 - CoreLogic (NYSE:CLGX), a leading residential property information, analytics and services provider, today reported financial results for the quarter ended September 30, 2013.

“CoreLogic delivered strong operating performance in the third quarter despite the sharp downturn in loan originations tied to refinancing and the continued drop in loan delinquency and foreclosure rates. Our success is the result of a relentless focus on building out our D&A and MOS segments, margin expansion and disciplined capital management," said Anand Nallathambi, President and Chief Executive Officer of CoreLogic. “As we close out 2013, we are continuing to invest in areas of strategic growth and operational excellence which we believe will provide sustainable, long-term value creation for our stakeholders.”

“Our strong margin and cash flow profile provides the financial flexibility to execute against our plan despite market headwinds. Consistent with prior quarters, CoreLogic continued to focus on the key pillars of our strategic plan including driving our core growth strategies and our core lines of business, improving cost productivity, and repurchase of our shares,” added Frank Martell, Chief Financial Officer of CoreLogic. “The launch of our 2014 cost reduction program as well as the aggressive integration of Bank of America’s tax and flood operations (BAC Acquisition) and ultimately the acquisition of MSB and DataQuick should provide significant financial benefits beginning in 2014.”

Third Quarter Financial Highlights

Consolidated third quarter revenues totaled $405.5 million, in line with prior-year levels, as gains from increased market share, organic growth and acquisition-related revenues mostly offset the impact of sharply lower mortgage origination volumes and delinquent loan counts. MOS revenues grew 8.8% to $184.3 million as the benefit of market share gains, including the BAC Acquisition, more than offset the impact of lower mortgage market activity. D&A revenues rose 2.9% to $159.3 million driven principally by growth in geospatial solutions, property information revenues in Australia and advisory services which more than offset the impact of lower mortgage loan application volumes, unfavorable currency translation and declines in specialty credit. AMPS revenues of $68.3 million were down 23.5% from prior-year levels reflecting a double-digit drop in market volumes of delinquent loans and foreclosure starts, lower revenues in the field services business and the exit of several unprofitable product lines over the past year.

Operating income from continuing operations totaled $72.0 million for the third quarter of 2013 compared with $61.4 million for the third quarter of 2012. The 17.3% increase in operating income was due principally to revenue gains in MOS and D&A, lower TTI-related costs, and cuts in general and administrative expenses which more than offset the impact of lower AMPS revenues as well as integration costs attributable to the BAC Acquisition. Third quarter 2013 operating income margin was 17.8% compared with 15.0% for the third quarter of 2012. Positive operating margin trends reflect the benefit of a shift in business mix toward higher margin revenues as well as lower costs. Third quarter 2013 cost reductions related to the Company's Project 30 program were approximately $5.0 million. Project 30 cost savings relate primarily to workforce productivity and cuts in spending on real estate and outside services.

Net income from continuing operations totaled $50.0 million, up 38.3% year-on-year. The increase was attributable to operating upsides and certain non-operating gains in the third quarter of 2013 and one-time charges in the prior-year period. Diluted earnings per share (EPS) from continuing operations totaled $0.52 for the third quarter of 2013, up 48.6% from the third quarter of 2012. Adjusted diluted EPS totaled $0.48, which represented a 6.7% increase over the same 2012 period reflecting improvement in the Company’s profit margin profile as well as the impact of share repurchases partially offset by integration costs related to the BAC Acquisition.

Adjusted EBITDA totaled $118.4 million in third quarter 2013, in line with prior year levels despite significantly lower market volumes. Third quarter 2013 adjusted EBITDA margin was 29.2%, in line with prior-year levels. MOS adjusted EBITDA decreased 8.8% to $64.7 million compared with prior-year levels driven primarily by lower market volumes and integration costs related to the BAC Acquisition. D&A adjusted EBITDA totaled $48.0 million, a 1.9% decrease from third quarter 2012 as the impact of lower mortgage loan application volumes, declines in specialty credit and unfavorable currency translation were partially offset by higher revenues. Adjusted EBITDA attributable to AMPS was $14.6 million, 17.2% below prior-year levels as cost reduction programs partially offset the impact of lower revenues. Year-over-year, corporate and TTI cost trends were favorable.

Revenue and adjusted EBITDA contributions included in MOS results associated with the BAC Acquisition in the third quarter of 2013 were $12.9 million and negative $2.6 million (including one-time integration costs totaling $7.4 million), respectively.

Liquidity and Capital Resources

At September 30, 2013, the Company had cash and cash equivalents of $135.6 million compared with $148.9 million at December 31, 2012. Year-to-date, the Company repurchased 5 million of its common shares for a total of $133.6 million. Year-to-date free cash flow (FCF) totaled $184.4 million, which represented 50.2% of adjusted EBITDA. Third quarter 2013 FCF totaled $70.0 million, which represented 59.1% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets.

Total debt as of September 30, 2013 was $789.4 million, down $3.1 million from December 31, 2012. As of September 30, 2013, the Company had available capacity on its revolving credit facility of $500.0 million.

During the third quarter, the Company purchased assets and platforms related to BAC's flood zone determination and tax processing services operations for $62.5 million in cash. The Company also announced the pending acquisition of MSB and DataQuick for $661.0 million which is subject to customary closing conditions including regulatory clearance. In connection with this transaction, on September 18, 2013, the Company entered into a credit agreement (CA) to refinance its existing term loan debt upon the closing of the acquisition. For information on the material terms of the CA, refer to the Company’s Form 8-K filed on September 18, 2013.

2013 Financial Guidance

The Company expects to generate revenues between $1.575 and $1.6 billion, adjusted EBITDA of $460 - $475 million and adjusted EPS of $1.70 - $1.80 based on current markets trends. These ranges are consistent with the guidance provided in conjunction with the Company's second quarter earnings release and exclude the impact of the BAC Acquisition and the pending acquisition of MSB and DataQuick.

Revenues and adjusted EBITDA contributions from the BAC Acquisition for 2013 are expected to be approximately $20.0 million and $7.0 million (before one-time integration costs), respectively. One-time integration costs are expected to aggregate about $18.0 million in 2013. The Company plans to issue guidance related to the impact of the acquisition of MSB and DataQuick, as appropriate, upon the closing of the transaction.

Teleconference/Webcast

CoreLogic management will host a live webcast and conference call on Thursday, October 24, 2013, at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1-866-318-8618 for U.S./Canada callers or 617-399-5137 for international callers. The Conference ID for the call is 78296778.

Additional detail on the Company's third quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-888-286-8010 for U.S./Canada participants or 617-801-6888 for international participants using Conference ID 34682506.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading property information, analytics and services provider in the United States and Australia. The Company's combined data from public, contributory and proprietary sources includes over 3.3 billion records spanning more than 40 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, transportation and government. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in seven countries. For more information, visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's overall financial performance, including future revenue and profit growth, future margin improvement, future adjusted EBITDA and adjusted EPS performance, and future free cash flow generation and margin expansion; our ability to meet our 2013 business, strategic growth and financial objectives; the Company's full-year expected results and 2013 financial guidance; estimated future cost savings and the impact thereof; mortgage and housing market trends, including mortgage origination and mortgage delinquency volumes; net operating expense reductions, expected non-recurring cash and non-cash charges; targeted cost reductions including Project 30 and the Technology Transformation Initiative; the anticipated benefits of the acquisitions of MSB, DataQuick, and Bank of America's flood and tax processing operations to the Company's 2013 financial results and the expected timing thereof; and our plans to continue to return capital to shareholders through our 2013 share repurchase program, including the expected number of shares expected to be repurchased. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include failure to consummate or delay in consummating the transaction if required closing conditions or regulatory clearances are not satisfied or for any other reason; failure to successfully integrate the operations, technology, infrastructure and employees of MSB, DataQuick and Bank of America's flood and tax processing operations into our Data & Analytics and Mortgage Origination Services segments; and the additional risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from various external sources; government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including the Consumer Financial Protection Bureau and with respect to the use of public records and consumer data; compromises in the security of our data transmissions, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally, together with our customer concentration and the impact of these factors thereon; our growth strategy and cost reduction plan and our ability to significantly decrease future allocated costs and other amounts in connection therewith; risks related to the outsourcing of services and our international operations; our ability to realize the anticipated benefits of certain acquisitions and the timing thereof; the inability to control the operations and dividend policies of our partially-owned affiliates; impairments in our goodwill or other intangible assets; and the restrictive covenants in the agreements governing certain of our outstanding indebtedness. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBIDTA or projected adjusted earnings per share, where provided, to expected results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA and adjusted EPS provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other one-time adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at an assumed effective tax rate of 40%. Adjusted EPS is derived by dividing adjusted net income by diluted weighted shares. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
UNAUDITED

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Operating revenues	$405,542	$409,760	$1,229,683	$1,157,222
Cost of services (excluding depreciation and amortization shown below)	213,789	213,008	651,150	616,397
Selling, general and administrative expenses	90,042	102,333	283,523	273,220
Depreciation and amortization	29,695	33,037	99,333	93,434
Total operating expenses	333,526	348,378	1,034,006	983,051
Operating income	72,016	61,382	195,677	174,171
Interest expense:
Interest income	1,040	800	2,495	2,262
Interest expense	12,552	13,525	37,365	42,463
Total interest expense, net	(11,512)	(12,725)	(34,870)	(40,201)
Gain/(loss) on investments and other, net	7,627	(4,254)	10,825	(3,865)
Income from continuing operations before equity in earnings of affiliates and income taxes	68,131	44,403	171,632	130,105
Provision for income taxes	23,848	16,406	66,423	53,222
Income from continuing operations before equity in earnings of affiliates	44,283	27,997	105,209	76,883
Equity in earnings of affiliates, net of tax	5,716	8,166	23,848	29,381
Net income from continuing operations	49,999	36,163	129,057	106,264
Loss from discontinued operations, net of tax	(1,240)	(10,157)	(3,205)	(18,142)
(Loss)/gain from sale of discontinued operations, net of tax	(5,052)	12,264	(5,052)	9,277
Net income	43,707	38,270	120,800	97,399
Less: Net income/(loss) attributable to noncontrolling interests	45	(50)	19	(209)
Net income attributable to CoreLogic	$43,662	$38,320	$120,781	$97,608
Amounts attributable to CoreLogic stockholders:
Net income from continuing operations	$49,954	$36,213	$129,038	$106,473
Loss from discontinued operations, net of tax	(1,240)	(10,157)	(3,205)	(18,142)
(Loss)/gain from sale of discontinued operations, net of tax	(5,052)	12,264	(5,052)	9,277
Net income attributable to CoreLogic	$43,662	$38,320	$120,781	$97,608
Basic income/(loss) per share:
Net income from continuing operations	$0.53	$0.36	$1.35	$1.02
Loss from discontinued operations, net of tax	(0.01)	(0.10)	(0.03)	(0.17)
(Loss)/gain from sale of discontinued operations, net of tax	(0.05)	0.12	(0.05)	0.09
Net income attributable to CoreLogic	$0.47	$0.38	$1.27	$0.94
Diluted income/(loss) per share:
Net income from continuing operations	$0.52	$0.35	$1.32	$1.01
Loss from discontinued operations, net of tax	(0.01)	(0.10)	(0.03)	(0.17)
(Loss)/gain from sale of discontinued operations, net of tax	(0.05)	0.12	(0.05)	0.09
Net income attributable to CoreLogic	$0.46	$0.37	$1.24	$0.93
Weighted-average common shares outstanding:
Basic	94,773	101,650	95,802	104,713
Diluted	96,793	103,113	97,672	105,686

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	September 30,	December 31,
Assets	2013	2012
Current assets:
Cash and cash equivalents	$135,557	$148,858
Marketable securities	21,885	22,168
Accounts receivable (less allowance for doubtful accounts of $15,141 and $21,643 as of September 30, 2013 and December 31, 2012, respectively)	270,000	255,148
Prepaid expenses and other current assets	53,022	50,036
Income tax receivable	—	14,084
Deferred income tax assets, current	99,577	98,836
Assets of discontinued operations	791	794
Total current assets	580,832	589,924
Property and equipment, net	193,975	186,617
Goodwill, net	1,534,966	1,504,232
Other intangible assets, net	183,979	171,584
Capitalized data and database costs, net	327,843	322,289
Investment in affiliates, net	96,764	94,227
Restricted cash	16,390	22,117
Other assets	149,949	138,837
Total assets	$3,084,698	$3,029,827
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$183,203	$157,190
Accrued salaries and benefits	87,273	114,165
Income taxes payable	20,796	—
Deferred revenue, current	219,464	242,282
Current portion of long-term debt	6,095	102
Liabilities of discontinued operations	4,148	3,352
Total current liabilities	520,979	517,091
Long-term debt, net of current	783,280	792,324
Deferred revenue, net of current	376,255	309,418
Deferred income tax liabilities, long term	83,928	71,361
Other liabilities	158,300	168,687
Total liabilities	1,922,742	1,858,881

Redeemable noncontrolling interests	10,987	—

Equity:
CoreLogic stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 93,717 and 97,698 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	1	1
Additional paid-in capital	758,734	866,720
Retained earnings	438,875	318,094
Accumulated other comprehensive loss	(46,641)	(15,514)
Total CoreLogic stockholders' equity	1,150,969	1,169,301
Noncontrolling interests	—	1,645
Total equity	1,150,969	1,170,946
Total liabilities and equity	$3,084,698	$3,029,827

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
UNAUDITED

	For the Nine Months Ended
	September 30,
(in thousands)	2013	2012
Cash flows from operating activities:
Net income	$120,800	$97,399
Less: Loss from discontinued operations, net of tax	(3,205)	(18,142)
Less: (Loss)/gain from sale of discontinued operations, net of tax	(5,052)	9,277
Net income from continuing operations	129,057	106,264
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	99,333	93,434
Provision for bad debt and claim losses	9,582	16,447
Share-based compensation	20,810	16,211
Excess tax benefit related to stock options	(2,895)	(643)
Equity in earnings of affiliates, net of taxes	(23,848)	(29,381)
Loss on sale of property and equipment	—	933
Loss on early extinguishment of debt	—	326
Deferred income tax	3,875	5,538
(Gain)/loss on investments and other, net	(10,825)	3,865
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,158)	(46,358)
Prepaid expenses and other current assets	(2,687)	(326)
Accounts payable and accrued expenses	(11,187)	31,725
Deferred revenue	43,610	(3,667)
Income taxes	13,853	24,683
Dividends received from investments in affiliates	30,062	46,265
Other assets and other liabilities	(24,466)	(6,527)
Net cash provided by operating activities - continuing operations	265,116	258,789
Net cash (used in)/provided by operating activities - discontinued operations	(2,408)	9,684
Total cash provided by operating activities	$262,708	$268,473
Cash flows from investing activities:
Purchases of capitalized data and other intangible assets	(28,795)	(24,054)
Purchases of property and equipment	(51,956)	(38,753)
Cash paid for acquisitions, net of cash acquired	(70,904)	111
Purchases of investments	(2,351)	—
Cash received from sale of subsidiary, net, including discontinued operations	800	10,000
Proceeds from sale of property and equipment	—	1,852
Proceeds from sale of investments	—	8,000
Change in restricted cash	5,728	122
Net cash used in investing activities - continuing operations	(147,478)	(42,722)
Net cash provided by/(used in) investing activities - discontinued operations	2,152	(1,512)
Total cash used in investing activities	$(145,326)	$(44,234)
Cash flows from financing activities:
Proceeds from long-term debt	1,075	—

Repayment of long-term debt	(4,516)	(114,365)
Proceeds from issuance of stock related to stock options and employee benefit plans	11,662	9,624
Minimum tax withholding paid on behalf of employees for restricted stock units	(6,893)	(3,015)
Shares repurchased and retired	(133,565)	(226,629)
Distribution to noncontrolling interests	—	(10)
Excess tax benefit related to stock options	2,895	643
Net cash used in financing activities - continuing operations	(129,342)	(333,752)
Net cash provided by financing activities - discontinued operations	—	3
Total cash used in financing activities	$(129,342)	$(333,749)
Effect of exchange rate on cash	(1,341)	—
Net increase in cash and cash equivalents	(13,301)	(109,510)
Cash and cash equivalents at beginning of period	148,858	259,266
Less: Change in cash and cash equivalents - discontinued operations	(256)	8,175
Plus: Cash swept (to)/from discontinued operations	(256)	12,971
Cash and cash equivalents at end of period	$135,557	$154,552

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA

	For the three months ended September 30, 2013
(in thousands)	Data & Analytics	Mortgage Origination Services	AMPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$35,638	$46,448	$13,877	$(27,832)	$—	$68,131
Pretax equity in earnings	456	8,786	—	15	—	9,257
Depreciation & amortization	19,034	7,294	575	2,792	—	29,695
Total interest expense	(168)	136	—	11,544	—	11,512
Stock-based compensation	(356)	2,009	107	2,118	—	3,878
Non-operating investment (gains)/losses	(6,637)	—	—	—	—	(6,637)
Efficiency investments	—	—	—	1,078	—	1,078
Transaction costs	—	—	—	1,467	—	1,467
Adjusted EBITDA	$47,967	$64,673	$14,559	$(8,818)	$—	$118,381

	For the three months ended September 30, 2012
(in thousands)	Data & Analytics	Mortgage Origination Services	AMPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$30,798	$49,885	$16,792	$(53,072)	$—	$44,403
Pretax equity in earnings	489	12,851	—	24	—	13,364
Depreciation & amortization	17,729	6,377	799	8,132	—	33,037
Total interest expense	674	86	(70)	12,035	—	12,725
Stock-based compensation	1,349	1,702	54	4,075	—	7,180
Non-operating investment (gains)/losses	(2,161)	—	—	7,512	—	5,351
Efficiency investments	—	—	—	2,608	—	2,608
Adjusted EBITDA	$48,878	$70,901	$17,575	$(18,686)	$—	$118,668

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED DILUTED EPS

	For the three months ended September 30, 2013
(in thousands, except per share amounts)	Data & Analytics	Mortgage Origination Services	AMPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$35,638	$46,448	$13,877	$(27,832)	$—	$68,131
Pretax equity in earnings	456	8,786	—	15	—	9,257
Stock-based compensation	(356)	2,009	107	2,118	—	3,878
Non-operating investment (gains)/losses	(6,637)	—	—	—	—	(6,637)
Efficiency investments	—	—	—	1,078	—	1,078
Transaction costs	—	—	—	1,467	—	1,467
Accelerated depreciation on TTI	—	—	—	2	—	2
Adjusted pretax income from continuing operations	$29,101	$57,243	$13,984	$(23,152)	$—	$77,176
Tax provision (40% rate)						30,870
Less: Net income attributable to noncontrolling interests						45
Adjusted net income attributable to CoreLogic						$46,261
Weighted average diluted common shares outstanding						96,793
Adjusted diluted EPS						$0.48

	For the three months ended September 30, 2012
(in thousands, except per share amounts)	Data & Analytics	Mortgage Origination Services	AMPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$30,798	$49,885	$16,792	$(53,072)	$—	$44,403
Pretax equity in earnings	489	12,851	—	24	—	13,364
Stock-based compensation	1,349	1,702	54	4,075	—	7,180
Non-operating investment (gains)/losses	(2,161)	—	—	7,512	—	5,351
Efficiency investments	—	—	—	2,608	—	2,608
Accelerated Depreciation on TTI	—	—	—	4,374	—	4,374
Adjusted pretax income from continuing operations	$30,475	$64,438	$16,846	$(34,479)	$—	$77,280
Tax provision (40% rate)						30,912
Less: Net income attributable to noncontrolling interests						(50)
Adjusted net income attributable to CoreLogic						$46,418
Weighted average diluted common shares outstanding						103,113
Adjusted diluted EPS						$0.45